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                                                                       EXHIBIT 8

                    [Letterhead of Willkie Farr & Gallagher]



April 11, 2000


Loral Space & Communications Ltd.
600 Third Avenue
New York, NY  10016

Ladies and Gentlemen:


We have acted as counsel to Loral Space & Communications Ltd. (the "Company"), a company organized under the laws of Bermuda, in connection with the preparation of a Registration Statement on Form S-3 (as amended, the "Registration Statement") relating to the offer and sale from time to time by the selling holders named in the Registration Statement of up to (i) 8,000,000 shares of the Series 6% Series D Convertible Redeemable Preferred Stock Due 2007 (the "Preferred Shares") of the Company and (ii) 66,068,130 shares of the common stock of the Company, par value $.01 per share (together with the Preferred Shares, the "Securities").

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Memorandum of Understanding and the Bye-Laws of the Company and such corporate records, agreements, documents and other instruments as we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials, and, with the consent of Appleby, Spurling & Kempe, we have relied, as to matters of Bermuda law, upon the opinion of Appleby, Spurling & Kempe, dated today.

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Based upon the foregoing and having regard for such legal questions as we have deemed relevant, the legal conclusions set forth in the discussion of U.S. tax law under the heading "Taxation--United States Tax Considerations" are our opinions, and it is our opinion that this discussion addresses the material U.S. tax consequences of an investment in the Securities.

We call to your attention that we are members of the Bar of the State of New York and do not purport to be experts in, or to render any opinions with respect to, the laws of jurisdictions other than the State of New York, except for the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus included as part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


Very truly yours,



/s/ Willkie Farr & Gallagher